UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A (Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                                                                                     October 14, 2011

CHINA EDUCATION INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-53247	20-4854568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2835 N.W. Executive Center Drive, Suite 100, Boca Raton, FL	33431
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	561-981-6266

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On October 20, 2011 China Education International, Inc. (the "Company") filed a Current Report on Form 8-K (the “Form 8-K”). This Amendment No. 1 to the Form 8-K seeks to correct a typographical error regarding the date of the License Agreement with Frontera Associates, Inc. which was incorrectly reflected as September 1, 2001 instead of September 1, 2010.

Item 1.01                      Entry into a Material Definitive Agreement
Item 3.02                      Unregistered Sales of Equity Securities

On October 14, 2011, the Company agreed to an Agreement of Assignment with Frontera Associates, Inc. (“Frontera”) pursuant to which Frontera assigned that certain License Agreement dated September 1, 2010 between Frontera and American Education Center, Inc.  Under the terms of the License Agreement the Company will have the use of the name American Education Center, its systems, brochures, literature, manuals, know how, logos, contacts and arrangements with schools and colleges across the U. S., China and elsewhere.  The license term is for thirty (30) years and may be terminated by American Education Center only in the event of failure by Frontera (or any assignee) who fails to comply with the terms of the agreement, including a license fee of 2% of net revenues associated with the licensed property, or in the event of insolvency or bankruptcy of Frontera or any assignee.

In consideration for the assignment, the Company will issue to Frontera 1,000,000 shares of its common stock and a three-year warrant exercisable at $1.00 per share for 2,400,000 shares.  The warrant includes a cashless exercise provision and standard anti-dilution provisions.  Certain shareholders in Frontera, not affiliated with management of the Company, are also stockholders of the Company.  No registration rights were afforded to Frontera as part of the Agreement of Assignment.

Inasmuch as Frontera and its management are sophisticated investors, had access to material information relating to the operations and activities of the Company and had agreed to acquire the securities for investment purposes, the issuance of the securities was exempt from registration under the Securities Act of 1933 by reason of Section 4(2) of that Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA EDUCATION INTERNATIONAL, INC.

Date: October 24, 2011	By: /s/ Joel Mason
Joel Mason, Chief Executive Officer